NRE HOLDINGS, INC.

                       MANAGEMENT SUBSCRIPTION AGREEMENT


                  THIS SUBSCRIPTION AGREEMENT, dated as of September 1, 1994 (this "Agreement"), is made by and among NRE HOLDINGS, INC., a Delaware corporation (the "Company"), whose address is c/o The Jordan Company, 9 West 57 Street, New York, New York 10019, and the persons and entities whose names are set forth at the end of this Agreement (collectively the "Stockholders").


1.       Stock Subscriptions.

                  (a) Each Stockholder herewith subscribes for the number of shares set forth opposite Stockholder's name in Exhibit 1 hereto of (i) the Company's Class D Common Stock, $0.01 par value per share (the "Class D Common Stock"), which is convertible, under certain circumstances, into the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"),
(ii) the Company's Class A2 Preferred Stock, $0.01 par value per share ("Class A2 Preferred Stock"), (iii) the Company's Class B Preferred Stock, $0.01 par value per share ("Class B Preferred Stock"), (iv) the Company's 12.75% Notes due 2004 (the "Notes"), and (v) stock options, substantially in the form of
Exhibit 2 hereto ("Options") to purchase shares of Class D Common Stock, all as more specifically described in Exhibit 1. The purchase price for the Class D Common Stock is $100 per share, the purchase price for the Preferred Stock is $1,000 per share, and the purchase price for the Notes is the initial principal amount thereof. The Options are being allocated to the persons listed in Exhibit 1 without initial consideration. For purposes of this Agreement, the Class D Common Stock (and the Class A Common Stock, if any, issued upon conversion thereof), the Class A2 Preferred Stock, Class B Preferred Stock, Notes, Options (and the Class D Common Stock issuable upon exercise thereof, and the Class A Common Stock, if any, issued upon conversion thereof), are collectively referred to as the "Securities". For purposes of this Agreement and as specifically set forth on Exhibit 1, the Class D Common Stock of certain Stockholders shall be allocated into two sets. Set 1 Securities shall consist of certain shares of Class D Common Stock ("Set 1 Securities"). Set 2 Securities shall consist of the Notes, Class A2 Preferred Stock and remaining Class D Common Stock acquired by such Stockholders ("Set 2 Securities"), all as set forth in detail in Exhibit 1. Notwithstanding the foregoing, the Company acknowledges and accepts that Lawrence Jaro, William Osborn, Gary Hubert and Joel Aaseby shall purchase the Securities designated Set 1 Securities opposite their names on Exhibit 1 for cash, in the amount set forth on Exhibit 1. The Company also acknowledges

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and accepts that the Stockholders acquiring Set 2 Securities shall receive the
Set 2 Securities in exchange for the assets acquired by the Company pursuant to the Purchase and Sale Agreements, dated as of September 1, 1994, between the Company and each of the Stockholders listed on Exhibit 1 that are receiving Set 2 Securities. The Securities are denoted Set 1 Securities and
Set 2 Securities solely for purposes of this Section and the repurchase provisions in Section 8. The Options are neither Set 1 Securities, nor Set 2 Securities, and the repurchase provisions of Section 8 shall not apply to the Options.

                  (b) Each Stockholder acknowledges to the Company and the other Stockholders that he understands and agrees, as follows:

                  THE STOCK HAS NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS. THE STOCK IS VERY SPECULATIVE AND RISKY. THERE IS NO PUBLIC OR OTHER MARKET FOR THE STOCK NOR IS ANY LIKELY TO DEVELOP. THE COMPANY HAS NO PREVIOUS FINANCIAL HISTORY AND THE COMPANY AND ITS SUBSIDIARY HAVE BORROWED SUBSTANTIALLY ALL OF THE FUNDS AVAILABLE TO IT TO COMMENCE ITS BUSINESS. EACH STOCKHOLDER ACKNOWLEDGES THAT STOCKHOLDER MAY AND CAN AFFORD TO LOSE STOCKHOLDER'S ENTIRE INVESTMENT AND THAT STOCKHOLDER UNDERSTANDS STOCKHOLDER MAY HAVE TO HOLD THIS INVESTMENT INDEFINITELY.

                  (c) Each certificate evidencing the Securities being issued pursuant to this Agreement shall bear legends reflecting (i) this Agreement's existence, (ii) the fact that the Securities have not been registered under Federal or state securities laws and are subject to limitations on transfer set forth herein and set forth in a Stockholder's Agreement, dated as of September 1, 1994, among the Company and its Stockholders (the "Stockholders Agreement") and (iii) the fact that the transfer of the Securities is subject to the terms and conditions of the Franchise Agreements ("Franchise Agreement") dated September 1, 1994, by and among the Company, National Restaurant Enterprises, Inc. ("Subsidiary"), and Burger King Corporation, and the rules, regulations and requirements of The Burger King Corporation, including those described in the Burger King Corporation Uniform Offering Circular (December 31, 1993) (collectively, the "Burger King Regulations"). Each Stockholder acknowledges that the effect of these legends, among other things, is or may be to limit or destroy the value of the certificate for purposes of sale or for use as loan collateral. Each Stockholder consents that "stop transfer" instructions may be noted against the Securities sold to Stockholder hereunder. Each Stockholder acknowledges that he is required to become a party to the Stockholders Agreement as a condition to acquiring the Securities hereunder.


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         2.       Proposed Transaction.

                  (a) This Agreement summarizes certain pertinent documents as well as applicable laws and regulations. While the Company believes that these summaries fairly reflect and summarize such matters, each Stockholder acknowledges that such summaries are not complete and are qualified by reference to the complete texts thereof of the documents, laws and regulations so summarized.

                  (b) Each Stockholder acknowledges that he has received and has had ample opportunity to review and understand the current form of each of the following documents:

         A.       The Certificate of Incorporation of the Company.

         B.       The Bylaws of the Company.

         C.       The Purchase and Sale Agreement (the "Purchase
                  Agreement"), dated September 1, 1994, between
                  Subsidiary, a wholly owned subsidiary of the Company ("Subsidiary"), the Company and The Burger King Corporation, including all exhibits and schedules thereto.

         D. The Burger King Uniform Franchise Offering Circular (December 31, 1993) (the "UFOC"), including all exhibits and schedules thereto.

         E. The Revolving Credit and Term Loan Agreement (the "Credit Agreement"), dated as of September 1, 1994, among the Company, the Subsidiary, and The First National Bank of Boston.

         F. The Purchase Agreement, (the "MCIT Purchase Agreement") dated September 1, 1994 between the Company and Mezzanine Capital & Income Trust 2001 PLC, a United Kingdom corporation ("MCIT").

         G. Stockholders Agreement, dated as of September 1, 1994, among the Company and the stockholders named therein, including all exhibits and schedules thereto.

         H. The Asset Purchase and Sale Agreements, dated as of September 1, 1994 ("Asset Purchase Agreements"), among the Company, the Subsidiary and certain corporations owned by Lawrence Jaro and William Osborn, including all exhibits and schedules thereto.

         I. Financial projections, dated September 1, 1994, prepared by management of the Company.


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                  The documents referred to in A through I are
hereinafter collectively referred to as the "Operative
Documents".

                  The Company has afforded such Stockholder and such Stockholder's advisors, if any, the opportunity to discuss an investment in the Securities and to ask questions of representatives of the Company concerning the terms and conditions of the offering of the Securities and the Operative Documents, and such representatives have provided answers to all such questions concerning the offering of the Securities and the Operative Documents. Such Stockholder has consulted its own financial, tax, accounting and legal advisors, if any, as to such Stockholder's investment in the Securities and the consequences thereof and risks associated therewith and the Operative Documents. Such Stockholder and such Stockholder's advisors, if any, have examined or have had the opportunity to examine before the date hereof the Operative Documents and all information that he, she or it deems to be material to an understanding of the Company, the proposed business of the Company, and the offering of the Securities. Such Stockholder also acknowledges that to Stockholder's knowledge there have been no general or public solicitations or advertisements or other broadly disseminated disclosures (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or advertising) by or on behalf of the Company regarding an investment in the Securities.

         3.       Stockholder Representations and Warranties.

                  (a) Each Stockholder that is not a corporation or a partnership represents and warrants that said Stockholder: (i) (A) has previously worked as an employee or franchisee of the Burger King Corporation, and will be employed in a managerial or executive position with the Company and is familiar with the Company's operations, financial condition and business prospects, or (B) is a family member of a person described in clause
(A), and is relying upon such person in acquiring the Securities hereunder; and (ii) has had an opportunity to select and consult with such attorneys, business consultants and any other person(s) he has wished to confer with since the time when the proposed transaction and Stockholder's participation was first discussed with Stockholder. Each Stockholder, including those that are corporations or partnerships, acknowledges that the Company has made available to Stockholder prior to the signing of this Agreement and sale of any Securities, the opportunity to ask questions of any person authorized to act on behalf of the Company concerning any aspect of the investment and to obtain any additional information, to the extent the Company possesses such

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information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information.

                  (b) Each Stockholder agrees that he will not transfer any Securities if such transfer would result in a default by the Company under the provisions of the Operative Documents as finally agreed upon.

                  (c) Each Stockholder who is an officer or employee of the Company agrees that he will complete, execute and file a Form 83(b) within thirty (30) days of the execution of this Agreement and purchase of Common Stock.

         4.       Risk Factors.

                  (a) Each Stockholder acknowledges to the Company and the other Stockholders that he knows and understands that the Subsidiary is the Company's only material asset, and that the Subsidiary borrowed a substantial portion of the funds used to effect the purchase of assets of the Subsidiary. It is unlikely that dividends will be paid on the Common Stock. It is expected that dividends will accrue and not be paid currently, on the Preferred Stock. There is no legal requirement or promise made by the Company to declare or pay such dividends and such dividends may not in any event be paid if such payment would violate any term of the Operative Documents. Certain of the Operative Documents severely restrict the ability of the Company to make any dividend or redemption payments in any case and such payment may be restricted by future agreements or instruments binding on the Company. Each Stockholder acknowledges to the Company and the other Stockholders that in relative priority for payment of interest on the Notes, the Notes rank second to the notes issued to MCIT under the MCIT Purchase Agreement. Furthermore, if a Stockholder ceases to be an employee of the Company such Stockholder's Securities may be subject to certain rights of the Company to repurchase such Securities under this Agreement. Under the repurchase payment terms, such Stockholders may not receive full cash payment in return for Stockholder's Securities for several years. Also, dividend and redemption payments may be made only from funds available for such use as provided by applicable law. Each Stockholder acknowledges to the Company and the other Stockholders that he knows and understands that an investment in the Securities of the Company is a speculative investment which involves a high risk of loss and that on and after the date hereof, there will be no public market for the Securities and the Company does not contemplate that a public market will develop.

                  (b) Each Stockholder acknowledges to the Company and the other Stockholders that he knows and, understands that the control, ownership and transfers of the Subsidiary, and in



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certain circumstances, the Securities, is restricted by Burger King
Regulations.

         5.       Securities Law Matters.

                  (a) Each Stockholder represents and warrants to the Company and the other Stockholders that he used no "purchaser's representative" (as that term is used in Regulation D as promulgated by the Securities and Exchange Commission) in connection with this transaction. Each Stockholder represents and warrants to the Company and the other Stockholders that neither The Jordan Company ("Jordan") nor any of its employees or affiliates has acted as a representative of said Stockholder in purchasing the Securities. Each Stockholder represents that such Stockholder has substantial knowledge and experience in financial, investment and business matters, and specifically in the business of the Company, and has the requisite knowledge and experience to evaluate the risks and merits of this investment. Each Stockholder represents and warrants that the decision of such Stockholder to purchase the Securities hereunder has been made by such Stockholder independent of any other Stockholder and independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any Stockholder or other person. Each Stockholder represents and warrants to the Company and the Company's other stockholders that Stockholder can and will bear the economic risks of Stockholder's investment in the Company and acknowledges that he is able to hold the Company's unregistered Stock indefinitely and is able to sustain a complete loss if the securities become worthless.

                  (b) Each Stockholder acknowledges to the Company and the Company's other Stockholders that the Securities being purchased hereunder has not been registered under the Securities Act of 1933, as amended, (the "Securities Act") on the ground that the sales of Securities pursuant to this Agreement are exempt under Section 4(2) of the Securities Act as not constituting a distribution, and that the Company's reliance on such exemption is predicated in part on each Stockholder's representation which Stockholder herewith makes that the Securities have been acquired solely by and for the account of such Stockholder for investment purposes only, and is not being purchased for subdivision, fractionalization, resale or distribution. Such Stockholder has no contract, undertaking, agreement or arrangement with any other Stockholder to sell, transfer or pledge to such other Stockholder or anyone else the Securities (or any part thereof) which such Stockholder has purchased hereunder. Such Stockholder has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement. The Securities have not been registered or qualified for resale under applicable securities


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


laws, and may not be sold except pursuant to such registration or qualification thereunder or an exemption therefrom. Such Stockholder has adequate means of providing for Stockholder's current needs and possible contingencies. Each Stockholder further acknowledges to the Company that the Securities being sold to said Stockholder must be held indefinitely unless it is subsequently registered under the Securities Act or a transfer is made pursuant to an exemption from such registration, for example, pursuant to Rule
144. Each Stockholder further represents and warrants to the Company and the Company's other stockholders that such Stockholder's financial condition is such that Stockholder is not under any present necessity or constraint, and does not foresee in the future any necessity or constraint, to dispose of these shares to satisfy any existing or contemplated debt or undertaking.

                  (c) In the event that in the future the Company engages in any negotiation or transaction (including a merger or consolidation or other reorganization by or of the Company) in which Regulation D promulgated by the SEC may or will be available to the Company, each of the Stockholders who is not then a professional investor agrees irrevocably (and with the knowledge and intention that the other holders of the Company's stock of all classes will rely thereon in making their respective present investment decisions) that Stockholder will, within 5 business days of notice from the Company, which may be given in the sole discretion of the Company, appoint a purchaser's representative or representatives who shall be qualified and acceptable to the Company and any other person(s) who is (are) involved in the proposed transaction so that the maximum benefits of Regulation D shall be available to the Company and all of its Stockholders. Any Stockholder who does not perform this covenant shall be liable to the Company and all of the Company's other stockholders for any damage or loss that may or might be incurred thereby.

         6. Registration Rights. The Securities have not been registered under Federal or state securities laws and, in consequence thereof, all of the Securities must be held indefinitely unless (a) subsequently registered under applicable Federal and state securities laws or (b) exemptions from such registration are available at the time of a proposed sale or transfer thereof. Except as set forth in the Stockholders Agreement, the Company has no agreements in respect of a registration statement under either Federal or state law.

         7. Legend. All certificates representing shares of Securities shall be endorsed as follows:

                           "THIS CERTIFICATE IS SUBJECT TO, AND IS
                  TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS

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                  OF A STOCKHOLDERS AGREEMENT, DATED September 1, 1994,
                  AMONG THE COMPANY AND ITS STOCKHOLDERS, SUBSCRIPTION AGREEMENTS, DATED September 1, 1994, AMONG THE COMPANY AND CERTAIN INVESTORS THEREIN AND THE TERMS AND CONDITIONS OF A FRANCHISE AGREEMENT WITH BURGER KING CORPORATION. REFERENCE IS MADE TO SUCH FRANCHISE AGREEMENT AND THE RESTRICTIVE PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE CORPORATION. A COPY OF THE ABOVE REFERENCED AGREEMENTS ARE ON FILE AT THE OFFICE OF THE COMPANY AT THE JORDAN COMPANY, 9 WEST 57TH STREET, NEW YORK, NEW YORK 10019.

                           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
                  NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT."

         8.       Repurchase Provisions.

                  (a) Company Termination. With respect to Stockholders that are not corporations or partnerships, if the employment by the Company of any Stockholder is terminated at any time by the
Company:

                           (i)   upon the death of the Stockholder;

                           (ii) in the event that because of physical or
                  mental disability the Stockholder is unable to perform and does not perform, in the view of the Company, and in the certified view of a competent physician could not perform, Stockholder's duties under Stockholder's employment agreement for a continuous period of 180 days;

                           (iii)  for Cause (as defined in Section 10); or

                           (iv)  for any reason not referred to in clauses
                  (i) through (iii),

then, the Set 1 Securities, (x) owned directly by such Stockholder and by all Stockholder's Permitted Transferees under the Stockholders Agreement or (y) "owned indirectly" (as defined below) by a Stockholder through a corporate or partnership entity, including such an entity that is a Stockholder, may be repurchased by the Company at the "call" price for the Common Stock comprising the Set 1 Securities, which shall be:

                  (i) if the termination is for Cause, for shares of Common Stock that are Set 1 Securities, the call price shall be Cost (as defined in Section 10), payable in cash within

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


         six months of the call of such Common Stock. If the call option is not exercised within six months of such termination, it will expire.

                  (ii) if the termination is for reasons described in clause
         (i), (ii) and (iv) above, as described above or for shares of Common Stock that are shares of Set 1 Securities, the call price shall be Fair Market Value payable, at the option of the Company, in cash or Three Year Junior Notes (as defined in Section 10) within six months of such termination. If the call option is not exercised within six months of such termination, it will expire.

                  (b)  Stockholder Termination.  With respect to
Stockholders that are not corporations or partnerships, if the employment by the Company of any Stockholder is terminated by the Stockholder at any time:

                  (i) in the event that because of physical or mental disability the Executive is unable to perform, and does not perform, in the view of the Company, and in the certified view of a competent physician, Stockholder's duties under Stockholder's employment agreement for a continuous period of 180 days;

                  (ii) as a result of a material reduction in Executive's authority, perquisites, position or responsibilities (other than such a reduction which affects all of the Company's senior Executives on a substantially equal or proportionate basis) or the Company's willful, material violation of its obligations under the Stockholder's employment agreement, in each case, after 30 days prior written notice to the Company and its Board of Directors and the Company's failure thereafter to cure such reduction or violation; or

                  (iii) voluntarily or for any reason not referred to in clauses (i) through (iii) or no reason,

then the Set 1 Securities (x) owned directly by such Stockholder and by all Stockholder's Permitted Transferees under the Stockholders Agreement or (y) "owned indirectly" (as defined below) by a Stockholder through a corporate or partnership entity, including such an entity that is a Stockholder, may be repurchased by the Company, at the "call" price for the Common Stock comprising the Set 1 Securities which shall be:

                  (x) if the termination is for reasons described in clauses
         (i) or (ii) above for shares of Common Stock that are shares of Set 1 Securities, the call price shall be Fair Market Value, payable, at the option of the Company, in cash


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         or Three Year Junior Notes within six months of termination. If the call option is not exercised within six months of such termination, it will expire.

                  (y) if the termination is for reasons described in clause
         (iii) above for shares of Common Stock that are shares of Set 1
         Securities:

                           (a) if the termination is before the first anniversary of this Agreement, the call price shall be Cost payable in cash within six months of the call of such Common Stock; or

                           (b) if the termination is after the first anniversary of this Agreement, the call price shall be Fair Market Value payable, at the option of the Company, in cash or Three Year Junior Notes.

                  (c) For the purposes of Section 8 Securities "owned indirectly" shall mean Securities owned by a corporation or partnership ("Ownership Entity") in which the Stockholder has an ownership interest, provided that the Stockholder will be deemed to have indirect ownership of the Securities owned by the Ownership Entity in proportion to the Stockholder's percentage interest in the Ownership Entity as set forth in the footnotes to
Exhibit 1.

                  (d) The Set 2 Securities will not be subject to the call and repurchase options of the Company set forth in this Section 8. The Company, at its sole option, may purchase any or all of the Set 1 Securities the Company has the right to repurchase under this Section 8.

                  (e) This Section 8 shall terminate upon the earlier of (a) the third anniversary of the date hereof or (b) an initial public offering of any shares of Stock.

                  (f) Restrictions on Payments by Company. Notwithstanding anything to the contrary contained in this Agreement, all repurchases pursuant to this Section 8, including payments by the Company on the Three Year Junior Notes, shall be subject to (i) applicable restrictions contained in any applicable law, (ii) restrictions contained in the Company's and its subsidiaries' debt and equity financing agreements, and (iii) the availability of cash to make any lump sum cash payments. If any such restrictions or unavailability prohibit the repurchase of stock hereunder which the Company is otherwise entitled or required to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions.


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         9.       Non-Competition/Non-Disclosure Provisions.

                  (a) Non-Competition. In consideration of this Agreement, each Stockholder who is not a party to an Employment and Non-Competition Agreement with the Company covenants and agrees that during the period he is not an officer, director, or employed by the Company, and he or members of Stockholder's "immediate family" own any Common Stock of the Company, and for one year thereafter (the "Restricted Period"), each Stockholder shall not without the express written approval of the Board of Directors of the Company:

                  (i) directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, agent, representative or other participant, in any business which competes, directly or indirectly, with the Business in the Market ("Competitive Business") without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of the Stockholder referred to above occur or are performed within or without the Market or (C) whether the Stockholder resides, or reports to an office, within or without the Market; provided, however, that
         (x) the Stockholder may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly, or that (y) Stockholder may accept employment with a successor company to the Company.

                  (ii) (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six (6) months prior to the date the Stockholder or the Competitive Business employs or seeks to employ such person) employed or retained by the Company. Notwithstanding the foregoing, nothing herein shall prevent the Stockholder from providing

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         a letter of recommendation to an employee with respect to a future employment opportunity.

                  (b) Non-Disclosure. Each Stockholder who is not a party to an Employment and Non-Competition Agreement with the Company further agrees that he will not, directly or indirectly in or more series of transactions disclose to any person or use or otherwise exploit for the Stockholder's own benefit or for the benefit of anyone other than the Company any Confidential Information (as defined below) whether prepared by the Stockholder or not provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business. The Stockholder shall use Stockholder's best efforts to cause all persons or entities to whom Confidential Information shall be disclosed by Stockholder hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. The Stockholder shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Stockholder shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, the Stockholder agrees to deliver to the Company all Confidential Information which he may possess or control. As used herein, the term "Confidential Information" means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by the Stockholder not permissible hereunder.


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                  (c) Specific Performance. All the parties hereto agree that their rights under this Section 9 are special and unique and that violation thereof would not be adequately compensated by money damages and each grants the others the right to specifically enforce (including injunctive relief where appropriate) the terms of this Agreement.

                  (d) Employment Agreement. If any Stockholder is party to an Employment and Noncompetition Agreement with a Company as of the date of this Agreement, this Section 9 will not be applicable to such Stockholder.

         10.  Definitions.

                  (a)  "Cause" shall mean any of the following:

                  (i) Stockholder's conviction of a serious felony or a crime involving embezzlement, conversion of property or moral turpitude;
         (ii) a final, non-appealable finding of Stockholder's fraud, embezzlement or conversion of property; (iii) a final non-appealable finding of Stockholder's breach of any of Stockholder's fiduciary duties to the Company or its stockholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission might reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company, provided, that, the Stockholder has been given notice and 30 days from such notice fails to cure the breach, misrepresentation or omission; (iv) Stockholder's willful and continual neglect or failure to discharge Stockholder's duties, responsibilities or obligations prescribed by this Agreement or any other agreement between the Stockholder and the Company, provided, that, the Stockholder has been given notice and 30 days from such notice fails to cure the neglect or failure; (v) Stockholder's habitual drunkenness or substance abuse, which materially interferes with Stockholder's ability to discharge Stockholder's duties, responsibilities and obligations prescribed by this Agreement, provided that Stockholder has been given notice and 30 days from such notice fails to cure such drunkenness or abuse; (vi) Stockholder's material and knowing violation of any obligations imposed upon Stockholder, personally, as opposed to upon the Company, whether as a stockholder or otherwise, under this Agreement, the Purchase and Sale Agreement, dated September 1, 1994, by and among the Company, the Parent and Burger King Corporation, the Franchise Agreement, dated September 1, 1994, by and among the Company, Parent and Burger King Corporation, the Stockholders Agreement, dated as of September 1, 1994, by and among the Company and the stockholders named therein, the Certificate of Incorporation or By-Laws of the Company, provided, that the Stockholder has been given notice and 90 days from such notice fails to cure the violation; or (vii) Stockholder's personal (as opposed to the Company's) material and knowing failure, to observe or comply with Burger King
         Regulations whether as an officer, stockholder or otherwise, in any material respect or in any manner which might reasonably have a material adverse effect in respect of the Company's ongoing business, operations, conditions, franchises, other business relationships or properties; provided, that the Stockholder has been given notice and 90 days from such notice fails to cure the failure.

                  (b) "Fair Market Value" shall mean, for any Determination Period, an amount equal to (i) 5.0 multiplied by EBITDA for the Determination Period less (ii) the aggregate amount of indebtedness or capitalized leases of the Company (including, without limitation, the Credit Agreement and the Subordinated Notes (as defined in the MCIT Purchase Agreement) as of the end of the Determination Period (including, without limitation, interest accrued but unpaid as of the end of the Determination Period) less (iii) the aggregate amount of preferred stock of the Company as of the end of the Determination Period including accrued dividends; provided, however, that Fair Market Value shall in no event be less than Cost.

                  (c) "Cost" shall mean for Common Stock, $100 per share.

                  (d) "Face Value" shall mean the purchase price paid for such stock or note by Stockholder, plus any accrued and unpaid dividends or interest payments thereon.

                  (e) "Three Year Junior Notes" shall mean a promissory note of the Company in the form attached hereto as Exhibit 2.

                  (f) "Disability" shall mean, as to any Stockholder, the inability of such Stockholder to substantially perform Stockholder's duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (a) for a continuous period of six months or (b) at such earlier time as such Stockholder submits satisfactory medical evidence that he has a physical or mental disability or infirmity which will likely prevent Stockholder from returning to the performance of Stockholder's work duties for six months or longer. The date of such Disability shall be on the last day of such six-month period or the day on which such Stockholder submits such satisfactory medical evidence, as the case may be. Determination of Disability shall be made by the Board of Directors, whose decision will be final, binding and non-appealable.

                  (g) "Business" shall mean (a) the construction, development, operations, ownership and promotion of Burger King restaurants or (b) any similar or incidental business conducted by, or engaged in, or proposed to be conducted by or engaged in, by the Company prior to the date hereof or at any time while the Stockholder is a Stockholder.

                  (h) "Market" means any county in the United States of America and each similar jurisdiction in any other country in which the Business was conducted by or engaged in by the Company prior to the date hereof or is conducted or engaged in, or for which a restaurant site is in development or preparation, by the Company at any time during the Term of Employment.

                  (i) "Sale", "sell", "transfer" and the like shall include any disposition by way of transfer, with or without consideration, to any person for any purpose and shall include, but shall not be limited in any way to, redemption by the issuer, private or public sale or exchanges of securities or any other similar transaction involving stock.

                  (j) "EBITDA" shall mean for any period, the consolidated net income (or net deficit) of the Company (after eliminating all extraordinary or non-recurring items of income or loss), as reflected in the Company's financial statements for such period, plus (A) interest and other expense in respect of indebtedness for borrowed money and similar expense in respect of capitalized leases, charged, accrued or otherwise allocated against such net income, plus (B) expenses for income taxes (whether paid, accrued or deferred) charged or otherwise allocated against such net income, plus (C) depreciation and amortization of any assets or other non-cash charges (including, without limitation, any depreciation, amortization and other non-cash charges relating to purchase accounting adjustments, and any amortization or write-off or intangible assets, transaction costs or goodwill) charged, allocated or otherwise accrued against such net income, plus, without duplication, (D) transaction costs and expenses incurred in connection with the acquisition by the Company and Subsidiary of the assets from Burger King Corporation under the Purchase Agreement, and related financing and transactions (including, without limitation, sponsorship, advisory, consulting, merchant banking, commitment, placement, financing and refinancing fees) charged, accrued or otherwise allocated against such net income, plus, without duplication, (E) non-cash expenses attributable to the issuance of stock, options or warrants by the Company to any of its directors, officers, employees, dealers or others or the exercise thereof, charged, accrued or allocated against such net income, plus (F) expenses attributable to investment banking and consulting fees payable to TJC Management Corporation and/or its affiliates, pursuant to the Management Consulting Agreement, dated September

1, 1994, between the Company and TJC Management Corporation, charged, accrued or otherwise allocated against such net income, in each case, excluding any such interest, depreciation, amortization, costs and expenses previously taken into account in determining EBITDA during a period preceding such period, all as determined in accordance with generally accepted accounting principles, consistently applied. All restaurant leases whether capitalized leases or operating leases for tax purposes, shall be accounted for as operating leases for the purposes of this Agreement and this definition.

                  (k) "Determination Period" shall mean the four full fiscal quarters of the Company immediately preceding the "call" exercised pursuant to
Section 8 for which Fair Market Value shall be used to determine the "call" price.

                  (l) "Retirement" shall mean the retirement by Stockholder from employment with the Company after the Stockholder has reached the age of 65.

         11.  Miscellaneous.

                  (a) Subject to the conditions of transfer of Securities hereunder and in the Stockholders Agreement, this Agreement shall be binding upon and shall inure to the benefit of each individual Stockholder and Stockholder's respective heirs, executors, administrators, assigns and legal representatives and to the Company and its respective successors and assigns, by way of merger, consolidation or operation of law or otherwise. Once a Stockholder of the Company is no longer a Stockholder of the Company all rights and benefits previously enjoyed by such party pursuant to the terms of this Agreement shall automatically terminate with respect to such party.

                  (b) Prior to consummation of any transfer of Securities held by a Stockholder permitted under the Stockholders Agreement, except for transfers pursuant to a public offering, such party shall cause the transferee to execute an agreement in which the transferee agrees to be bound by the terms of this Agreement and the Stockholders Agreement.

                  (c) Each Stockholder acknowledges that the Company may purchase, at its sole expense, a life insurance policy, the proceeds of which will be used to purchase Stockholder's or her Stock in the event of Stockholder's or her death and each Stockholder hereby agrees to cooperate with the Company in obtaining such insurance.

                  (d) Nothing in this Agreement shall constitute an agreement by, or shall impose any obligation upon, the Company to employ, or to continue to employ, any Stockholder or shall constitute an agreement by, or shall impose any obligation upon, the Company with respect to the terms and conditions of employment of any Stockholder, and will not limit or restrict, in any manner, the Company's right or ability to terminate any Stockholder.

                  (e) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

                  (f) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. EACH PARTY AGREES THAT JURISDICTION AND VENUE WILL BE PROPER IN CHICAGO, ILLINOIS AND WAIVES ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT, OR AS OTHERWISE PROVIDED BY THE LAWS OF THE STATE OF ILLINOIS OR THE UNITED STATES. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 11(G) SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE JURISDICTION.

                  (g) ANY DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY CLAIM UNDER THE SECURITIES ACT, THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ANY OTHER STATE OR FEDERAL LAW RELATING TO SECURITIES OR FRAUD OR BOTH, THE RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT, AS
AMENDED, OR FEDERAL OR STATE COMMON LAW, SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO, ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN CHICAGO, ILLINOIS, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF ILLINOIS. DECISIONS AS TO FINDINGS OF FACT AND CONCLUSIONS OF LAW PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES, SUBJECT TO CONFIRMATION, MODIFICATION OR CHALLENGE PURSUANT TO 9 U.S.C. SECTIONS 1 ET SEQ. ANY

FINAL AWARD SHALL BE ENFORCEABLE AS A JUDGMENT OF A COURT OF RECORD.

                  (h) Each of the Stockholders agrees and acknowledges that the Operative Documents and any other agreement or instrument that may restrict the ability of the Company to make any dividend or redemption payments may be created, amended, modified or supplemented, from time to time, and may be refinanced, extended or substituted, from time to time, without notice to, or the consent or approval of, the Stockholders.

                  (i) All personal pronouns used in this Agreement, whether used in masculine, feminine or neuter gender, shall include all other genders if the context so requires; the singular shall include the plural, and vice versa.

                  (j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (k) In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

                  (l) This Agreement constitutes the entire agreement by and among the parties with respect to the subject matter hereof and may not be modified orally, but only by a writing subscribed by the party charged therewith.

                  (m) Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action necessary to effectuate the terms and purposes of this Agreement.

                  (n) Whenever notice is required to be given by any party hereunder, such notice shall be deemed sufficient when delivered to the Company at its address above and to each of the other Stockholders at Stockholder's address below or to such other address as the Stockholder shall have furnished.

                  (o) Each party shall be entitled to rely conclusively upon any notice received, or the failure to receive any notice, from any other party with respect to rights and obligations under this Agreement.

         12.      Receipt of Stock Certificates.

                  Each Stockholder herewith acknowledges receipt of the certificate(s) evidencing the Securities purchased by Stockholder.

         13.      Burger King Rider.

                  Neither Burger King Corporation ("BKC") nor any of its subsidiaries, affiliates, officers, directors, agents, employees, accountants or attorneys are in any way participating in, approving or endorsing this offering of securities, any of the underwriting or accounting procedures used in the offering, or any representations made in connection with the offering. The grant by BKC of any franchise or other rights to the offeror is not intended as, and should not be interpreted as, an express or implied approval, endorsement or adoption of any statement regarding actual or projected financial or other performance which may be contained in the offeror's offering materials. All financial and other projections have been prepared by, and are the sole responsibility of, the offeror.

Any review by Burger King Corporation of the offering materials or the information included therein has been conducted solely for the benefit of BKC determine conformance with BKC's internal policies, and not to benefit or protect any other person. No investor should interpret such review by BKC as an approval, endorsement, acceptance or adoption of any representation, warranty, covenant or projection contained in the materials reviewed.

The enforcement or waiver of any obligation of the offeror under any agreement between the offeror and BKC or BKC's affiliates is a matter of BKC's or BKC's affiliates' sole discretion. No investor should rely on any representation, assumption or belief that BKC or BKC's affiliates will enforce or waive particular obligations of the offeror under such agreements.

                  IN WITNESS WHEREOF, each of the undersigned has signed this
Agreement:

                         NRE HOLDINGS, INC.


                         By_______________________________
                           Name::
                           Title:


                         STOCKHOLDERS:

                         Tabor Restaurants Associates,
                         Inc.


                         By_______________________________
                           Name:
                           Title:


                         Jaro Enterprises, Inc.


                         By_______________________________
                           Name:
                           Title:


                         Jaro Restaurants, Inc.


                         By_______________________________
                           Name:
                           Title:


                         JB Restaurants, Inc.


                         By_______________________________
                          Name:








                          Title:

                         Castleking, Inc.


                         By_______________________________
                           Name:
                           Title:

                         White-Osborn Restaurants, Inc.


                         By_______________________________
                          Name:
                          Title:


                         Osburger, Inc.


                         By_______________________________
                           Name:
                           Title:




                         ---------------------------------
                         Lawrence Jaro




                         ---------------------------------

                         William Osborn




                         ---------------------------------
                         Gary Hubert




                         ---------------------------------
                         Joel Aaseby




                         ---------------------------------
                         Donald Stahurski




                         --------------------------------
                         Scott Vasatka

                                  No. of Shares              No. of Shares
                                   of Class D                 of Class A2
Name                              Common Stock              Preferred Stock
- ----                              ------------             -----------------
                             Set 1          Set 2       Set 1         Set 2
                          Securities     Securities  Securities    Securities
Tabor Restaurants
  Associates, Inc.(1)          -           8.1313         -           87.00
Jaro Restaurants
Associates, Inc.(2)            -          17.1284         -          187.50
Jaro Enterprises, Inc.(3)      -          44.3669         -           90.00
JB Restaurants, Inc.(4)        -         123.7634         -          550.50
Castleking, Inc.(5)            -          26.8763         -          187.50
White-Osborn Restaurants,
Inc.(6)                        -          33.3637         -           97.50
Lawrence Jaro                33.71           -            -             -
William Osborn               33.71           -            -             -
Gary Hubert                  33.71           -            -             -
Joel Aaseby                  11.24           -            -             -

Total                       112.37       253.6300         0           1200



                                                             Subordinated
                                                                 Notes
                         No. of Shares of Class B           (All Restaurant
Name                              Preferred Stock             Securities)
- ----                     ---------------------------------   -------------
                               Set 1          Set 2
                            Securities     Securities
Tabor Restaurants
  Associates, Inc.(1)           -            29.00               -
Jaro Restaurants
Associates, Inc.(2)             -            62.50                 $  112,000
Jaro Enterprises, Inc.(3)       -            30.00                 $1,224,000
JB Restaurants, Inc.(4)         -           183.50                 $2,019,000
Castleking, Inc.(5)             -            62.50                 $  385,769
White-Osborn Restaurants,
Inc.(6)                         -            32.50                 $  659,231
Lawrence Jaro                   -              -                 -
William Osborn                  -              -                 -
Gary Hubert                     -              -                 -
Joel Aaseby                     -              -                 -

Total                           0             400                  $4,400,000





                                Value
                                  of
Name                        Consideration
- ----                        -------------


Tabor Restaurants
  Associates, Inc.(1)      $  116,813.13
Jaro Restaurants           $  363,712.84
Associates, Inc.(2)
Jaro Enterprises, Inc.(3)  $1,348,436.69
JB Restaurants, Inc.(4)    $2,765,376.34
Castleking, Inc.(5)        $  638,456.63
White-Osborn Restaurants,
Inc.(6)                    $  792,567.37
Lawrence Jaro              $    3,371.00
William Osborn             $    3,371.00
Gary Hubert                $    3,371.00
Joel Aaseby                $    1,124.00
                           -------------
Total                      $6,036,600.00



                     OPTIONS
                     Options

Don Stahursky        Options to purchase 5.62 shares of Class D Common Stock
Scott Vasatka        Options to purchase 5.62 shares of Class D Common Stock



         The Company is authorized to issue 2,000 shares of Class A Common Stock, 100 shares of Class B Common Stock, 700 shares of Class C Common Stock, 700 shares of Class D Common Stock, 5,000 shares of Class A1 Preferred Stock, 2,500 shares of Class A2 Preferred Stock, 3,000 shares of Class B Preferred Stock and one share of Special Voting Preferred Stock.






1. Lawrence Jaro owns 100% of the common stock of Tabor Restaurants Associates, Inc. All of the Set 2 Securities received by Tabor Restaurants Associates, Inc. will be subject to the repurchase provisions of Section 8.

2.   Lawrence Jaro owns 100% of the common stock of Jaro Restaurants
     Associates, Inc. All of the Set 2 Securities received by Jaro Restaurants Associates, Inc. will be subject to the repurchase provisions of Section 8.

3. Lawrence Jaro owns 100% of the common stock of Jaro Enterprises, Inc. All of the Set 2 Securities received by Jaro Enterprises, Inc. shall be subject to the repurchase provisions of Section 8.

4. Lawrence Jaro owns 75% of the common stock of JB Restaurants, Inc. Seventh-five percent (75%) of the Set 2 Securities received by JB Restaurants, Inc. shall be subject to the repurchase provisions of
     Section 8.

5. William Osborn owns 75% of the common stock of Castleking, Inc. Seventy-five percent (75%) of the Set 2 Securities received Castleking, Inc. will be subject to the repurchase provisions of Section 8.

6. William Osborn owns 65% of the common stock of White-Osborn Restaurants, Inc. Sixty-five percent (65%) of the Set 2 Securities received White-Osborn, Inc. will be subject to the repurchase provisions of
     Section 8.